For Immediate Release

Career Horizons Acquires WHY Systems, Inc.

Woodbury, NY--May 20, 1996 -- Career Horizons, Inc. (NYSE: CHZ) today announced the acquisition of WHY Systems, Inc., a provider of information technology supplemental staffing services. Terms of the cash transaction were not disclosed.

WHY Systems provides information technology consultants with a broad range of skills and experience to organizations in the greater Washington, D.C. area from its office in Vienna, Virginia. In addition, WHY Systems offers temp-to-perm, total project management and personnel outsourcing services. Founded in 1989, revenues for its current fiscal year are projected to be approximately $6 million.

The founder of WHY Systems, William H. Young, will remain with the firm in a sales capacity. WHY Systems will operate as a sales office for Career Horizons' Computer Consulting Group, which serves the Southeastern United States.

"We welcome WHY Systems, our sixth information technology acquisition, with its growing presence in the important metro-D.C. market," said Walter W. Macauley, President and Chief Executive Officer. "As an established sales office for Computer Consulting Group, WHY Systems fits our strategy of adding selected geographic markets to our nationwide network by acquisition of attractive companies and by internal development."

In addition to general and supplemental staffing, Career Horizons serves two specialty markets: health care and information technology. It has 534 company-owned, franchised and private label offices operating under recognized local and regional brand names in 43 states and the District of Columbia.

Contacts:

Career Horizons, Inc.                             Lundy Associates,Inc.
Barry Gilman                                      Michael A. Lundy
516-682-1465                                      201-660-1100